Exhibit 15.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd. of our auditors report dated May 13, 2019, relating to the consolidated financial statements of Elbit Imaging Ltd. as of December 31, 2016, 2017 and 2018.

/s/ KOST FORER GABBAY & KASIERER

KOST FORER GABBAY & KASIERER

A member of Ernst & Young Global

Tel-Aviv, Israel

May 13, 2019